Exhibit 10.1

Regional Business Service Cooperation Agreement

Party A: Beijing Zhuoxun Century Culture Communication Co., Ltd.

Authorized representative: Yulong Yi

Registered address: Room 513, 5th Floor, No. 5 Haiying Road, Fengtai District, Beijing

Address: Room 513, 5th Floor, No. 5 Haiying Road, Fengtai District, Beijing

Contact: Yulong Yi

Postcode: 100000

Tel: 010-63721372

Fax:

E-mail:

Party B:

Authorized representative:

Registered Address:

Contact Address: Contact Person: Postal Code:

Tel: Fax:

E-mail:

Party C: Gushen,Inc.

Authorized Representative: Yulong Yi

Registered Address:

Contact Address:

Contact Person:

Postal Code:

Tel: Fax:

E-mail:

The parties, taking into account that:

1. Party A is a legally established and validly existing enterprise within the territory of the People's Republic of China (the “PRC”);

2. Party B is a limited liability company registered in PRC and has business cooperation capabilities;

3. Party C is an enterprise listed on the OTC Pink Sheet stock market in the United States and is the overseas holding company of Party A;

4. Party B agrees to provide business cooperation services to Party A, and Party A agrees to accept the business cooperation services provided by Party B.

Accordingly, after friendly negotiation, the parties have reached the following agreement (the “Agreement”):

Article 1 - Contents of cooperation

1.1.	Party B shall engage in business service cooperation (the “Cooperation”) with Part A within the service area (the “Service Area” as defined below) and the service period (the “Service Period”) authorized by Party A (as a “Service Provider”). The Cooperation include:

(1)	To provide relevant services of Party A's products to third parties;

(2)	To work with Party A to provide after-sales service for third parties, including but not limited to providing customer services and guidance for website login problems and webpage access problems, and handling service and product operation problems, etc. ;

(3)	To assist Party A in organizing and conducting business lectures and trainings;

(4)	To provide venues for Party A's seminars, trainings, annual meetings, product launches and other activities in the Service Area and related logistic assistance required by Party A;

(5)	To provide other services required by Party A.

1.2.	Party A and Party B are independent legal entities and do not have legal or affiliated relationship. Both parties should ensure that both parties have the operational and legal capacity to fulfill the respective obligations in this Agreement.

Article 2 – Service Period

2.1. Party A and Party B are committed to the Collaboration until this Agreement is terminated (the “Service Period”). However, if the contract cannot be performed due to force majeure, either Party A or Party B may terminate the contract in advance.

Article 3 - Service Area and Revenue Allocation

3.1 Party A agrees to carry out the Collaboration with Party B in the ________________ (the “Service Area”), and Party B agrees to provide such Collaboration for Party A in the aforementioned Service Area only and not to provide such Collaboration in any other areas within the territories of the PRC.

3.2 During the Service Period between Party A and Party B, Party B will receive 60% of the total revenue of the Collaboration within the Service Area and during the Service Period (including compensation for all the expenses of Party B's teaching assistants, service personnel, regional services, etc.) (the “Cash Renumeration”).

Article 4 – Remuneration

4.1 Party B’s remuneration from Party A includes both Cash Remuneration and Stock Remuneration (the “Stock Remuneration” as defined below). The Cash Remuneration shall be implemented in accordance with Section 3.2 of this Agreement. The Stock Remuneration shall only be granted by Party C to Party B or its shareholders (with the grantee(s) subject to determination by Party A) when Party B meets the assessment requirements set by Party A in this Article 4 of this Agreement. The assessment period starts from August 1, 2022 - July 30, 2023 (the “Assessment Period”). At the end of the Assessment Period, Stock Remuneration will be granted in the manner set out in Section 4.4 of this Agreement, in the case that Party B has completed sales of more than 1 million RMB for Party A during the Assessment Period and that Party B's sales ranked among the top 10 Service Providers.

4.2 Party B agrees and acknowledges that in the case that Party B’s grant of Stock Remuneration is subject to approval, filing and registration procedures of any regulatory authorities of Party B and C including the U.S. Securities and Exchange Commission or the China Securities Regulatory Commission, the Party B shall not receive the Stock Remuneration if any regulatory authorities do not approve, complete the filing or grant registration of the Stock Remuneration.

4.3 Party A will rank the sales of each Service Provider on a quarterly basis (from the beginning of the first quarter during the Assessment Period to the end of the quarter, and such following quarters during the Assessment Period) during the assessment period, and publish the rank of the top 10 Service Providers during such periods. For reference only, Party A will also publish the potential Stock Remuneration such top 10 Service Providers will be granted in the case that such Service Providers continue to maintain such respective rankings until the end of the Assessment Period.

4.4 The amount of stock granted (the “stock granted”) under the Stock Remuneration is calculated in accordance with the following rules:

If Party B satisfies the conditions for obtaining Stock Remuneration as provided in Section 4.1 of this Agreement and completed sales of Party A’s products and services (the “Completed Sales”) of at least 1 Million RMB within the Service Area and during the Assessment Period, Party C shall grant the following number of stock of Party C to Party B as follows:

(1)	In the case that the amount of Party B’s Completed Sales equal to 1 Million RMB, and Party B’s total Completed Sales ranks among the top 10 of all the Completed Sales by Service Providers at the end of the Assessment Period, Party B shall be granted the following percentage of Party C's then outstanding shares of Common Stock (as defined below): 0.0183%;

(2)	In the case that the amount of Party B’s Completed Sales exceeds 1 Million RMB but does not exceed 1.5 Million RMB, and Party B’s total Completed Sales ranks among the top 10 of all the Completed Sales by Service Providers at the end of the Assessment Period, Party B shall be granted the following percentage of Party C's then outstanding shares of Common Stock: Party B’s Completed Sales times 0.2013%, divided by 1 Million RMB (but shall not exceed 0.0302%);

(3)	In the case that the amount of Party B’s Completed Sales exceeds 1.5 Million RMB but does not exceed 3 Million RMB, and Party B’s total Completed Sales ranks among the top 10 of all the Completed Sales by Service Providers at the end of the Assessment Period, Party B shall be granted the following percentage of Party C's then outstanding shares of Common Stock: Party B’s Completed Sales times 0.2379%, divided by 1 Million RMB (but shall not exceed 0.0714%);

(4)	In the case that the amount of Party B’s Completed Sales exceeds 3 Million RMB but does not exceed 4.5 Million RMB, and Party B’s total Completed Sales ranks among the top 10 of all the Completed Sales by Service Providers at the end of the Assessment Period, Party B shall be granted the following percentage of Party C's then outstanding shares of Common Stock: Party B’s Completed Sales times 0.2745%, divided by 1 Million RMB (but shall not exceed 0.1235%);

(5)	In the case that the amount of Party B’s Completed Sales exceeds 4.5 Million RMB but does not exceed 6 Million RMB, and Party B’s total Completed Sales ranks among the top 10 of all the Completed Sales by Service Providers at the end of the Assessment Period, Party B shall be granted the following percentage of Party C's then outstanding Shares of Common Stock: Party B’s Completed Sales times 0.3294%, divided by 1 Million RMB (but shall not exceed 0.1976%);

(6)	In the case that the amount of Party B’s Completed Sales exceeds 6 Million RMB, and Party B’s total Completed Sales ranks among the top 10 of all the Completed Sales by Service Providers at the end of the Assessment Period, Party B shall be granted the following percentage of Party C's then outstanding shares of Common Stock: Party B’s Completed Sales times 0.366%, divided by 1 Million RMB (but shall not exceed 0.2196%).

The above-mentioned percentage that Party B is expected to be granted is calculated with reference to the number of shares of Common Stock of Party C outstanding as the beginning of the Assessment Period (“Party C’s then outstanding shares of Common Stock”). If Party C subsequently increases or decreases the share capital or repurchases the company’s Common Stock, the percentage may be adjusted accordingly at the discretion of Party C. Party A acknowledges that the stock value of the Common Stock of Party C is affected by many factors such as stock market conditions, company operating conditions, international political and financial environment, etc., and such value changes in real time. Nothing in this Agreement shall be construed to provide any representation or warranty by Party A or Party C regarding the value of the Stock Remuneration or the stock granted thereof under this Article 4 of this Agreement. In the event that Party C effected any stock splits, subdivisions, stock swaps, reclassifications, capital reorganizations or other stock structure adjustments, the number of stock granted under the Stock Remuneration and the percentage provided in this Article 4 of this Agreement may be adjusted accordingly at the discretion of Party C.

4.5 In order to ensure that the Stock Remuneration meets any regulatory requirements, in the case that Party B meets the grant conditions as provided in this Article 4 of this Agreement, Party A shall have the right to establish, organize and qualify, for Party B’s benefit, such domestic shareholding entities (the “Shareholding Platforms”) to indirectly hold the stock granted to Party B under the Stock Remuneration, provided that such Shareholding Platforms have been granted with overseas direct investment qualifications, permits and licenses in accordance with PRC law. Party B shall fully cooperate with Party A for the establishment, organization and qualification of such Shareholding Platforms.

Article 5 – Rights and obligations of the parties

5.1 Party A's rights and obligations

(1)	Party A shall furnish Party B with the relevant authorization documents required to carry out the service work free of charge, and represents and warrants the legality and authenticity of the authorization documents provided, and Party A shall maintain all intellectual property rights arising from this Agreement.

(2)	Party A shall provide its best efforts to provide information to third parties on Party A’s products and services, and shall provide its best efforts to ensure the quality of its courses.

(3)	Party A are entitled to all such information of Party B’s students, and Party A shall have the right to enter into any contract necessary directly with the students.

(4)	Party A is free to adjust its product and service offering, pricing and cooperation mechanisms according to market conditions, and shall notify Party B of any such adjustment through website announcement or email.

(5)	Any intellectual property rights in connection with video and audio-visual materials produced as a result of any Collaboration under this Agreement shall exclusively belong to Party A.

(6)	Once Party A has approved its course schedule, it will coordinate logistics with Party B, including regarding lecturer and venue to avoid the conflict between the time and place of any courses offered by Party B in any Service Area during the Service Period. Party B shall solicit applications from students in accordance with the course schedule (or any adjusted schedule) set out by Party A.

(7)	Party A shall have the right to terminate the contract with ten days advance notice to Party B, and does not assume any responsibilities, obligations or damages arising from such termination.

(8)	Once Party A receives such relevant payment and fee invoices from Party B, it shall settle the total cost with Party B by the end of each month, and shall pay or reimburse such cost on the 15th of the following month according to the settled amount.

5.2 Party B's rights and obligations

(1)	Party B represents and warrants that after execution of this Agreement and during the Service Period, it shall comply with the Party A’s policies, rules and regulations for its Service Providers, including:

a.	Party B must maintain an independent and valid business license;

b.	Party B must have sufficient funds to carry out the Collaboration;

c.	Party B must be legally authorized to carry out the Collaboration (including in accordance with the scope of its authorized businesses on its business license);

d.	Party B shall maintain sufficient business scale (with a registered capital not less than ________ RMB), reasonable office condition (no less than _______ square meters), requisite equipment and personnel (the number of personnel should not be less than ______ persons), with fixed business premises with display, meeting and office spaces;

e.	Party B's personnel have the ability to formulate market expansion plans and implementation such plans, and can be assigned to carry out the Collaboration independently;

f.	Party B shall operate in compliance with relevant laws and regulations, strictly abide by the confidentiality agreement, and refrain from engaging in transactions in violation of the PRC Anti-Unfair Competition Law and the Judicial Interpretation of the Anti-Unfair Competition Law issued by the PRC Supreme People’s Court;

g.	Party B shall operate independently and carry out the Collaboration independently, but shall protect Party A’s rights and interests from loss (including but not limited to intellectual property rights and other legal rights).

h.	In the case that Party B is granted with Stock Remuneration, it needs to abide by Party A or Party C’s instructions on stock lock-up and stock sales. Party B shall not transfer, pledge or use any Stock Remuneration to repay debts, when any stock granted thereof are subject to any lock-up requirements. In the case that Party B engages in such violations of laws and regulations or such conducts that result in serious injuries or loss, to Party A’s interests or reputation, Party A or Party C has the right to forfeit such granted stock that remains subject to any lock-up requirements.

(2)	During the Service Period, Party B shall strictly abide by the relevant laws and regulations, such as the PRC Advertising Law, the Anti-Unfair Competition Law and the Consumer Rights Protection Law, and shall truthfully represent and promote the information provided by Party A. Party B shall ensure that any information distributed publicly is accurate, does exceed the data provided by Party A, does not contain any exaggeration and falsification, and does not damage the interests and brand images of Party A. Otherwise, Party A has the right to terminate this Agreement and to indemnify or hold Party B liable for all direct or indirect losses caused by Party B's breach of this Section 5.2(2) or any provision of this Agreement. If Party A is unable to provide any of its products or services to third parties as a result of Party B’s deceptive behavior, Party B shall bear all costs and shall recoup Party A’s loss arising from such behavior.

(3)	During the Service Period, Party B shall not cooperate with other companies to carry out any activities on products, services or business similar to those of Party A. If Party B violates this section 5.2(3), Party A shall have the right to request Party B to rectify such behabvior or terminate the contract within a reasonable time. Party B shall bear all costs and shall recoup Party A’s loss arising from such behavior.

(4)	Party B shall read and understand in detail the various policies, rules and regulations related to Service Providers published by Party A on its website or provided to Party B by other means and channels, and shall be obliged to visit the website regularly to browse the aforementioned policies, rules and regulations. It is expected that when Party B engages in the Collaboration, it shall comply with all Party A’s relevant policies, rules and regulations, provide third parties with compliant and high-quality services, and effectively maintain Party A’s brand and image.

(5)	Party B authorizes Party A to manage all student data, and shall furnish any student data information with Party A within three business days after acquiring the third-party student information.

(6)	Party B represents and warrants that any activities carried by Party B in connection with the Collaboration shall fully comply with the requirements of relevant PRC laws and regulations. The materials provided by Party A shall be properly kept and publicized in accordance with the law, including any course activities involving the use and promotion of Party A’s materials. Party A may indemnify or hold Party B liable for all direct or indirect losses caused by Party B's breach of this Section 5.2(6).

(7)	Party A shall inform Party B of the course schedule in advance. Party B shall make enrollment arrangements according to this plan, solicit enrollment, collect the course application forms and registration information summary forms, and shall furnish Party A any initial course payments with 15 days before each course starts. If the payment is made after the course starts, such payment must be documented and Party A shall be informed in time.

(8)	Party B represents and warrants that the actual attendance of each course shall not be less than 90% of the designed capacity of each course, and Party B shall provide such organization or logistic support as needed.

(9)	Party B shall confirm the total cost of teaching assistants, service personnel, and any other service fees after the end of each course and provide such confirmation documentations to Party A for settlement.

(10)	Party B shall issue a special VAT invoice to Party A before receiving the relevant payment.

(11)	Party B hereby expressly acknowledges that the stock granted under the Stock Remuneration qualify as stock issued by Party C in reliance on the exemption under Rule 4(a)(2) under the Securities Act of 1933, as amended, of the United States and Rule 144 issued thereunder, and any such stock issued qualify as restricted stock, subject to certain restrictive trading legend on the stock certificate. If Party B wishes to sell or transfer the stock granted in the future, such stock granted needs to (1) be registered in accordance with the United States securities laws, or (2) be exempted from registrations as provided under the United States securities laws. Party B acknowledges and agrees that if it intends to sell such stock granted in the open market, it will need to procure a legal opinion to the satisfaction of the company to prove that certain exemptions under the United States securities laws are applicable to the sale by Party B, or otherwise Party B shall not sell such stock granted in the open market.

5.3 Party C's rights and obligations

(1)	For Party B that satisfies the conditions as provided in this Agreement, especially Article 4, Party C shall grant such Stock Remuneration to Party B in accordance with this Agreement, and assist Party B in unlock such stocks granted to Party B when the lock-up requirements dissolve.

(2)	Party C has the right to increase or decrease the share capital, repurchase the company's shares, split shares, exchange shares or make other share capital adjustments according to its actual needs, and has the discretion to adjust the amount of Stock Remuneration and the stock granted thereof to Party B under this Agreement.

Article 6 - Account Information

The following constitutes the account information of Party A and Party B for wiring instructions:

Party A:

Account Name: Beijing Zhuoxun Century Culture Communication Co., Ltd.

Account Bank: China Construction Bank Corporation, Beijing Xuanwu Sub-branch

Account number: 11001019500053047673

Party B:

Account Name:

Account opening bank:

account:

Article 7 - Confidentiality

7.1 The parties of this Agreement (Parties A, B and C) agree that any information furnished or acquired by a party involving the information or interests of another party (including but not limited to product prices, sales, customer information and other trade secrets) shall be kept confidential. Such information shall not be disclosed to any other party without the written consent of the party providing such information.

7.2 Party B undertakes not to provide any relevant information or materials related to Party A's products and services to any companies, commercial institutions or organizations that are in competition with Party A under any circumstances.

7.3 Regardless of the effectiveness of this Agreement, the confidentiality obligations under this Article 7 shall continue in perpetuity.

Article 8 - Liability for breach of contract

8.1 If any party breaches any provisions of this Agreement, the non-breaching party has the right to require the breaching party to rectify such breach within 10 days, and require the breaching party to bear the corresponding liabilities, including but not limited to requiring the breaching party to compensate the non-breaching for the breach of contract, including all direct or indirect losses caused by the breach. If the breaching party fails to make corrections within the time limit, the non-breaching party has the right to terminate this agreement.

Article 9 - Notification and Service

9.1 All parties to this Agreement confirm that the contact address and contact information of each party recorded in the first page of this agreement are the address and contact information for each party to for furnishing commercial correspondence, letters and notices to other parties when performing the contract and resolving contract disputes.

9.2 If any party needs to change the contact address and contact information, it shall send a written notice of change to the other parties in the contract within ten working days of such change. If any party fails to notify the other parties of the contract about the change of the contact address and contact information as agreed, the other parties in the Agreement may serve the document to the contact address and contact method recorded in the first page of this Agreement, which shall be regarded as conclusive delivery. All legal consequences arising thereof shall be borne by the party that fails to notify the changed information as agreed.

Article 10 - Entry into force of the Agreement

10.1. This Agreement will enter into effect after it is signed (or sealed) by all the authorized representative of each party or affixed with the official seal of the parties to this Agreement.

Article 11 - Applicable Law and Dispute Resolution

11.1. The effect, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the PRC.

11.2. In the event of a dispute, all parties shall try to reach an amicable resolution by negotiation first. If no agreement can be reached, either party may file a lawsuit with the people's court with jurisdiction over the place where Party A is domiciled.

Article 12 - Others

12.1 This Agreement shall be executed in three counterparts, with each party holding one copy, and each copy shall have the same legal effect as the other counterparts.

12.2 In the case that there is any conflicting between this Agreement and any pre-existing original "Regional Business Service Cooperation Agreement" previously executed between the parties (the “Pre-Existing Contract”), this Agreement shall prevail. The non-conflicting parts of this Agreement and any Pre-Existing Contract shall remain effective.

Party A: Beijing Zhuoxun Century Culture Communication Co., Ltd. (official seal)

Legal representative (or authorized representative): Yulong Yi (signature or seal)

_____________________________________________

Party B: [Name](official seal/contract special seal)

Legal representative (or authorized representative): [Name] (signature or seal)

_____________________________________________

Party C: Gushen, Inc. (official seal/contract special seal)

Authorized Representative: [Name] (signature or seal)

_____________________________________________

Signed Date:
Signed Location:

(Signature Page)